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                                  United States
                       Securities and Exchange Commission
                              Washington, DC. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                            (Amendment No.________)*


                         AMCOL International Corporation

                                (Name of Issuer)

                                  Common Stock

                         (Title of Class of Securities)


                                     02341W
                                 --------------
                                 (CUSIP Number)

                                November 16, 2004
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             (Date of Event Which Requires Filing of this Statement)

Check the box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-l(b)

[X]  Rule 13d-l(c)

[ ]  Rule 13d-l(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.



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CUSIP No. 02341W

      1.       Names of Reporting Persons.

               I.R.S. Identification Nos. of above persons (entities only).

               Leslie A. Weaver
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      2.       Check the Appropriate Box if a Member of a Group
               (See Instructions).                                Not Applicable

               (a):
               (b):
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      3.        SEC Use Only


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      4.       Citizenship or Place Organization

               United States of America

                                5.  Sole Voting Power

                                643,342
         Number of
          Shares                6.  Shared Voting Power
       Beneficially
         Owned by               3,305,268
            Each
         Reporting              7. Sole Dispositive Power
          Person
           With                 643,342

                                8.  Shared Dispositive Power

                                3,305,268

      9.   Aggregate Amount Beneficially Owned by Each Reporting Person

                        3,948,610
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      10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)

                        Not Applicable
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      11. Percent of Class Represented by Amount in Row (9)

                                         13.45%
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      12. Type of Reporting Person (See Instructions)

                                         IN
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Item  1(a).   Name of Issuer

              AMCOL International Corporation

Item  1(b).   Address of Issuer's Principal Executive Offices

              1500 West Shure Drive, Suite 500
              Arlington Heights, Illinois 60004

Item 2(a).    Name of Person Filing

              Leslie A. Weaver

Item 2(b).    Address of Principal Business Office or, if none, Residence

              c/o AMCOL International Corporation
              1500 West Shure Drive, Suite 500
              Arlington Heights, Illinois 60004

Item 2(c).    Citizenship

              United States of America

Item 2(d).    Title of Class of Securities

              Common Stock

Item 2(e).    CUSIP Number

              02341W

Item  3.      Not Applicable

Item  4.               Ownership

         (a)  Amount beneficially owned:         3,948,610

         (b)  Percent of class:                  13.45%

         (c)  Number of shares as to which the person has:

              (i)      Sole power to vote or to direct the vote

                       643,342

              (ii)     Shared power to vote or to direct the vote

                       3,305,268

              (iii)    Sole power to dispose or to direct the disposition of

                       643,342

              (iv)     Shared power to dispose or to direct the disposition of

                       3,305,268
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Item 5.  Ownership of Five Percent or Less of a Class :

         Not Applicable

Item 6.  Ownership of More than Five Percent on Behalf of Another Person :

         Of the 3,948,610 shares beneficially owned by the reporting person, 3,151,751 are held as co-trustee and beneficiary of the Paul Bechtner Trust; 35,597 are held by the reporting person's spouse; and 117,920 are held by the reporting person's children.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company :

         Not Applicable

Item 8.  Identification and Classification of Members of the Group :

         Not Applicable.

Item 9.  Notice of Dissolution of Group :

         Not Applicable

Item 10.  Certification :

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                       November 22, 2004
                                              ----------------------------------
                                                              Date

                                                      /s/ Leslie A. Weaver
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                                                           Signature

                                                          Leslie A. Weaver
                                              ----------------------------------
                                                           Name/Title